                                                                       EXHIBIT 4

                           AGREEMENT OF PURCHASE AND
                       SALE AND JOINT ESCROW INSTRUCTIONS


     THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made as of December 22, 1997, by and between Restaurant Ventures of Nevada, Inc. a Nevada corporation ("Buyer") and Avis Jansen, as sole trustee of the Norbert W. Jansen and Avis Jansen Family Trust dated July 14, 1993 ("Seller") upon the terms and conditions set forth below with reference to the following facts and circumstances:

     A.   Seller owns the Property (as hereinafter defined).

     B. Concurrently herewith, Mirage Resorts, Incorporated, a Nevada corporation ("Parent") which is an affiliate of Buyer, is entering into an Agreement and Plan of Merger (the "Merger Agreement") with Mirage Acquisition Merger Sub, Inc., a Nevada corporation (the "Merger Sub"), and Boardwalk Casino, Inc. a Nevada corporation (the "Company"), pursuant to which Parent will acquire the Company, on the terms and subject to the conditions set forth in the Merger Agreement, by means of a merger (the "Merger") of Merger Sub into the Company.

     C. Seller is a shareholder of the Company. As a material inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, Parent has required that Seller agree, and the Seller has agreed, to sell the Property (as hereinafter defined) to Buyer.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Purchase and Sale of Real Property.  Seller hereby agrees to sell, and
          ----------------------------------
Buyer hereby agrees to purchase, upon the terms and conditions herein stated, that certain real property in Clark County (the "County"), State of Nevada, consisting of approximately 1.08 acres of land and improvements thereon, commonly known as assessor's parcel numbers 162-20-701-005 and 162-20-701-017 and more particularly described on Exhibit "A" hereto, including the land, buildings and other improvements and all water, oil and mineral rights appurtenant thereto and all other rights, privileges and easements which are appurtenant to such real property (collectively, the "Property"). The Property includes any and all strips, gores, licenses, accretions, abandonments, and real property adjacent to the land described in Exhibit A which was at any time owned by, or is hereinafter acquired by, Seller and/or Norbert W. Jansen and/or Avis Jansen, unless now owned by the Company. "Property" includes any and all right, title and interest which the Seller holds or has claim to in fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles and other articles of personal property (including expendable and consumable items) located at or upon or used in connection with the real property referenced in this Section 1 other than those items of personal property specifically listed on Exhibit D hereto, but only to the extent owned by the Seller, which shall be removed by Seller prior to Closing (as hereinafter defined).

     2.   Purchase Price.  The purchase price for the Property (the "Purchase
          --------------
Price") shall be Seven Million Three Hundred Eighty Two Thousand and no/100s Dollars ($7,382,380.00). The Purchase Price shall be payable through Escrow (as defined below) upon the "Closing" (as defined below) in cash or immediately available funds.

     3.   Survey.  Within five (5) days following mutual execution of this
          ------
Agreement, Buyer shall order a certified ALTA survey of the Property at Buyer's sole expense (the "Survey"). Seller shall provide to Buyer within five (5) days after opening of escrow any existing surveys within Seller's possession or notify Buyer of any existing surveys which Seller believes exists which Seller does not have a copy of.
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     4.   Buyer's Approvals.
          -----------------

          (a)  Preliminary Title Report.
               ------------------------

               (1) Buyer has already received a preliminary title report dated December 11,1997, escrow number 97-12-1221 RWC from Nevada Title Company. Seller shall request Nevada Title Company, Attn: Troy Lochhead (the "Title Company"), to provide an updated preliminary title report with respect to the Property setting forth the legal description of the Property and containing such exceptions as the Title Company would specify in an American Land Title Association ("ALTA") form of owner's policy of title insurance and to deliver within 5 days after the Opening of Escrow (as defined below) said updated preliminary title report to Buyer and Seller and, in addition, to deliver to Buyer and Seller legible copies of all documents of record or in its possession identified as exceptions in said preliminary title report (such preliminary title report and legible copies of documents are hereinafter collectively referred to as the "Preliminary Title Report").

               (2) Buyer may, not later than fifteen (15) days following the receipt of: (i) the Title Report together with legible copies of all documents referred to therein as exceptions (and within fifteen (15) days following the date of any supplemental Preliminary Title Report modifying the legal description of the Property or containing exceptions not contained in the original Preliminary Title Report, together with legible copies of all documents identified as additional exceptions and (ii) a current ALTA survey by a surveyor approved by Buyer (the survey and any others subsequently completed being "SURVEYS")), give written notice to Seller reasonably disapproving any items shown in the Surveys or specified or identified in said Preliminary Title Report or any supplemental Preliminary Title Report, and identifying the items reasonably disapproved; provided, however, that Buyer hereby disapproves any mortgages, deeds of trust or liens for monetary obligations (or alleged monetary obligations) other than special assessments shown on the Preliminary Title Report (all of which (other than special assessments) shall be removed by Seller at or prior to the Closing Date). If Buyer does not timely give notice of disapproval as aforesaid, then Buyer shall be deemed to have approved all items on the Surveys, Preliminary Title Report and any supplemental Preliminary Title Report, as the case may be. Buyer will expeditiously obtain the Survey so that Buyer shall complete its review of title (including the Survey) and give nay notice of disapproval to Seller prior to the "INSPECTION CUTOFF" provided in
Section 4(c) hereof. Prior to the Inspection Cutoff, Buyer shall also satisfy itself as to the availability of any title policy endorsements Buyer may require and the availability of any such endorsements shall be an item of disapproval to be included in Buyer's title notice.

      It is the intent of the parties that the defined term PROPERTY shall include all of the real property owned at any time by Seller and/or Norbert W. Jansen and/or Avis Jansen individually within the description set forth in the Exhibit A or adjacent thereto such that the Property is contiguous on the north, west and east with property owned by Buyer (or Las Vegas Boulevard on the east in the case of the parcel having direct access to the Boulevard) and on the south with property owned by the Company, and that Buyer and/or its affiliates can obtain endorsements from the Title Company assuring that Buyer and its affiliated entities collectively have good and marketable title to the entire contiguous area.

               (3) If Buyer shall timely give notice of disapproval as aforesaid, then Seller, for a period of ten (10) days following receipt of such notice, or such longer period as may be specified in writing by Buyer, in no event to exceed thirty (30) days, (the "TITLE CURE PERIOD"), shall use its commercially reasonable efforts to remove (or otherwise modify or cure in a manner satisfactory to Buyer) said disapproved item or items. If Seller fails to cure such disapproved items within such 5 days, then except for (A) those items that exist because of intentional or negligent actions of Seller (excluding any items on the December 11 preliminary title report to the extent they have not been disapproved as of the execution hereof) or (B) those items which by the terms of Section 4 (a) (2) (such as all deeds of trust) which Seller is obligated to remove, or (C) items which remain because of Seller's failure to exercise commercially reasonable efforts to avoid or remove , as to which all such excepted items all remedies shall remain, Buyer's sole remedy shall be to either (i) waive Buyer's disapproval, or (ii) to terminate this Agreement by delivering written termination notice to Seller not later than ten (10) days following the expiration of the Title

Cure Period. In such event, neither party shall have any further obligations to the other hereunder, except as otherwise specified herein.

          (b)  Examination of Reports.
               ----------------------

               Within five (5) days after the Opening of Escrow, Seller shall use all reasonable efforts and make all reasonable inquiries to locate and deliver to Buyer true, full and correct copies of all data, reports, studies, plans and other written materials in Seller's possession, or prepared for or at the request of Seller or (if presently known to Seller) prepared by or at the request of third parties (including but not limited to any Federal, state or local governmental authority) and known to Seller to exist after due inquiry, pertaining to the Property, including but not limited to such data, reports, studies, plans and other written materials relating to: (i) geological conditions, including earthquake faults, underground aquifers, soil compaction, subsidence problems and slope analysis studies, (ii) the actual or possible presence of any "Hazardous Substance" (as defined below) at, on, in, under or in the vicinity of the Property, including without limitation any and all environmental investigation and/or assessment reports and including without limitation any and all notices from or correspondence with any governmental authority or any third party concerning "Hazardous Substances" and (iii) inspections or investigations similar to the Inspections and Investigations which Buyer has the right to perform pursuant to Paragraph 4(c) hereof (all of the foregoing being collectively referred to for purposes of this Agreement as the "Reports"). Buyer hereby acknowledges that copies of materials referenced in Exhibit C were delivered to Buyer prior to its execution hereof.

          (c)  Inspections and Investigations.  Buyer, and its engineers,
               ------------------------------
contractors, other qualified professionals and agents, shall, in addition to having the right to review the Reports delivered pursuant to paragraph 4(b), supra, shall also have the right to conduct, at Buyer's sole expense, tests,
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appraisals, surveys, other studies, inspections, investigations and interviews regarding the Property (including, without limitation, regarding structures, wells, septic tanks, and underground storage tanks on the Property, soils, drainage, seismic, geologic and topographical matters, utility lines and systems, Hazardous Substances and other possible environmental issues, compliance of the Property and with applicable zoning ordinances, subdivision laws and other land use laws and regulations) (all of the foregoing being collectively referred to for purposes of this Agreement as the "Inspections and Investigations"). Buyer may at any time not later than sixty (60) days after the execution hereof give written notice to Seller disapproving the results of the Inspections and Investigations ("INSPECTION CUTOFF"). Buyer will provide Seller with copies of written reports prepared by Consultants as part of such investigation and (unless this Agreement is terminated by Buyer) Seller agrees to maintain such reports on a confidential basis and not disclose any of the contents thereof.

          In the event Buyer gives notice of such disapproval, this Agreement shall terminate and neither party shall have any further obligations to the other hereunder, except as otherwise specified herein. If Buyer does not give notice of such disapproval, then Buyer shall be deemed to have approved the results of the Inspections and Investigations.

          (d)  Disapproval Rights.  Any right of disapproval granted to Buyer
               ------------------
pursuant to this Paragraph 4 may be exercised by Buyer in its subjective good faith discretion. In the event that Buyer receives information or documents subject to Buyer's approval pursuant to this Paragraph 4 prior to the date of mutual execution of this Agreement, the time period for Buyer's disapproval thereof shall be computed as if Buyer had received such information or documents on the day following the date of mutual execution of this Agreement, rather than on the date of Buyer's actual receipt of such information or documents.

     5.   Representations, Warranties, Covenants, and Acknowledgments.
          -----------------------------------------------------------

          (a)  Authority.  Seller represents and warrants that Seller is the
               ---------
sole fee simple absolute owner of the Property with good and marketable title thereto and that Seller has full right, power and authority to enter into this Agreement and to sell, convey and transfer the Property to Buyer free and clear of any and all liens and encumbrances other than those property taxes, special assessments, easements, patents and other matters (excluding monetary encumbrances other than assessments) shown on the current preliminary title report delivered to Buyer prior to the date hereof, and/or on the updated title report contemplated by Section 4(a)(1) hereof, or as listed on Exhibit B or C and to carry out Seller's obligations hereunder without the consent or approval of any other person or entity. Each person executing this Agreement on behalf of Seller represents and warrants that such person is duly authorized to act on behalf of Seller in executing this Agreement without the further consent of any other person or entity or any judicial or other governmental authority, and that this Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

          (b)  Off-Record Matters.  Seller represents and warrants that except
               ------------------
as set forth on Exhibit B hereto the Property is free and clear of all prescriptive (other than possible prescriptive rights of the Company and/or Buyer as the owners of adjacent properties) and similar rights and any unrecorded instruments affecting title to or otherwise granting interests in or rights with respect to the Property.

          (c)  Condition of Property.  Seller represents and warrants that (1)
               ---------------------
to the best of Seller's knowledge and without any specific independent investigation the Property complies with in all material respects, and is operated in accordance with in all material respects, all applicable ordinances, laws, rules, regulations, statutes, codes and orders (collectively referred to for purposes of this Agreement as "Applicable Laws," which term shall also include, without limitation, all Applicable Laws relating to Hazardous Substances as defined in Section 5(e), infra, affecting the Property or the
                                       -----
possession, use, occupancy or operation thereof promulgated or issued by any governmental or quasi-governmental body, agency or entity) and with any and all liens, encumbrances, agreements, easements, covenants, conditions and restrictions (collectively referred to for purposes of this Agreement as "Restrictions") affecting Seller or the Property, (2) to the best of Seller's knowledge and without any specific independent investigation, there are no material defects in the physical condition of the Property or the improvements, if any, located on the Property, and (3) Seller has received no notice from any governmental body requiring Seller to make any repairs or changes to the Property or the improvements, if any, located on the Property, except for notices with which Seller has fully complied.

          (d)  Reports.  Seller represents and warrants that it is not aware of
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the existence of any Reports relating to the Property other than those delivered to Buyer pursuant to Paragraph 4(b) hereof, and that to the best of Seller's knowledge the Reports so delivered are true, accurate and complete.

          (e)  Hazardous Substances.  Seller represents and warrants that (1) to
               --------------------
the best of Seller's knowledge without specific investigation, and except as otherwise disclosed in writing by Seller to Buyer prior to the date of mutual execution of this Agreement the Property (including, without limitation, the subsurface soil and the ground water thereunder) does not contain any Hazardous Substance, or any active or abandoned underground storage tank, (2) to the best of Seller's knowledge without specific investigation, and except as otherwise disclosed in writing by Seller to Buyer prior to the date of mutual execution of this Agreement there has been no generation, transportation, storage, treatment, or disposal of any Hazardous Substance on the Property and no off-site disposal of any Hazardous Substance, and (3) there have been no communications or agreements (other than those, if any, of which Seller has heretofore delivered true, correct and complete copies to Buyer) with any governmental authority or agency (Federal, state or local) or any private person or entity (including, without limitation, any prior owner of the Property and any present or former occupant of the Property), or any actual or, to Seller's knowledge, threatened investigation, litigation or administrative proceedings, relating in any way to the presence, release, threat of release, placement on or in the Property, or the generation, transportation, storage, treatment, or disposal at or from the Property, of any Hazardous Substance.

          For purposes of this Agreement, "Hazardous Substance(s)" shall mean and include any and all hazardous, toxic, harmful or regulated substances, materials or wastes including without limitation (1) a "hazardous substance" under CERCLA, (2) a hazardous waste or waste under RCRA, (3) a "pollutant" under the Clean Water Act, (4) any other matter regulated pursuant to any other federal environmental law or state environmental law (including, without limitation, any radioactive substance, methane gas, crude oil, petroleum, or any fraction thereof, polychlorinated biphenyls, chlorinated or other solvents, metals or asbestos) or any other matter which could cause a detriment to, or impair the beneficial use of, the Property, or constitute a health, safety or environmental risk to tenants, occupants or patrons of the Property or surrounding areas.

          (f)  Leases and Other Agreements.  Seller represents and warrants
               ---------------------------
that, except as set forth in any Exhibit hereto, there are no off record matters, including without limitation any liens, encumbrances, easements, restrictions, title defects or exceptions, conditions, covenants, assessments, leases, subleases, concessionaire agreements, licenses, options to purchase, options to lease, options to joint venture or jointly develop, or other agreements, relating to the possession, use or occupancy of any portion of the Property, and that there are no service, maintenance, security or other agreements or commitments relating to or affecting the Property. The Company is not in default as to any of its obligations under the Company Lease and has paid all rent and monetary obligations due through the date hereof other than $40,000 per month which has accrued for each of the months of November and December, 1997, under the M.O.U. (as hereinafter defined). Notwithstanding the prior sentence, there are certain rent payment arrearages owed Seller by the Company, which Seller agrees to waive in favor of, or to assign without any claim for proration to, Buyer at Closing.

          (g)  "Foreign Person" Status.  Seller represents and warrants that it
                ----------------------
is not a "foreign person" within the meaning of (S)1445 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          (h)  Eminent Domain; Zoning; Street Changes; Other Litigation.  Seller
               --------------------------------------------------------
represents and warrants that except as otherwise disclosed by Seller to Buyer in writing prior to the mutual execution of this Agreement, there are no actions, litigation or proceedings pending (or, to Seller's knowledge, contemplated or threatened): (1) to take all or any portion of the Property, or any interest therein, by eminent domain, (2) to modify the zoning of, or other governmental rules or restrictions applicable to the Property, (3) for any street widening or changes in highway or traffic patterns in the vicinity of the Property or (4) which would otherwise inhibit Buyer from obtaining good and marketable title to the Property or interfere with Seller's use of the Property.

          (i)  Flood Zone/Earthquake/Dumpsite/Petrochemicals.  Seller represents
               ---------------------------------------------
and warrants that to Seller's knowledge without conducting any specific investigation, except as otherwise disclosed by Seller to Buyer in writing prior to the date of mutual execution of this Agreement, no portion of the Property
(1) is or was the site of any public or private landfill, dumpsite, retention basin or settling pond, or (2) is or was the site of any oil or gas drilling operations, or (3) is or was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals or other manufacturing operation, or (4) has been listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act as amended ("CERCLA") or has been listed or proposed for listing under any other database or list of sites which are or may have had releases of Hazardous Substances.

          (j)  No Employees.  Seller represents that it has no employees or
               ------------
advisors who are employed or engaged primarily to perform duties in connection with the Property.

          (k)  Indemnity.  Seller hereby indemnifies and covenants and agrees to
               ---------
defend, protect and hold Buyer harmless from and against any and all claims, demands, losses, liabilities, costs and expenses (including attorneys' fees and costs, and including interest, at the maximum rate permitted by law, on the amount of all expenditures and costs for which Buyer is entitled to be indemnified hereunder, computed from the time such expenditures and costs are made or incurred by Buyer) arising as a result of or relating to (1) the inaccuracy of any representations or warranties made herein, (2) the omission of any fact or document necessary to make the representations and warranties made herein, (3) any transactions or occurrences upon, or relating to, the Property prior to the Closing Date, and (4) any liabilities to the extent based upon acts or omissions that occurred prior to the Closing Date.

          (l)  "As Is" Purchase.  Except and subject to any representation,
               ----------------
warranty or other provision contained herein, the sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of

Seller herein, except as provided herein, SELLER MAKES NO WARRANTY OR REPRESENTATION CONCERNING THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          (m)  Survival.  The representations and warranties contained in this
               --------
Paragraph 5 are made as of the date this Agreement is executed by Seller and shall be deemed to be remade as of the Closing Date. The covenants, representations and warranties of Buyer and Seller contained herein shall survive the Close of Escrow, and recordation of the grant deed conveying fee title to the Property. Written notice to Seller of any claims under Sections 5(c), 5(h), 5(i) and 5(j) must be made within one year after Closing (as hereinafter defined) in order to be valid claims. All other claims shall be governed by statutory provisions of limitation.

          (n)  Knowledge.  The knowledge of Seller shall only be deemed to
               ---------
include the actual knowledge of Avis Jansen and any beneficiaries of Seller and Esther Gallegher. To the extent Buyer or any of its affiliates acquires knowledge of any matters prior to the Inspection Cutoff, such matters shall be deemed to have been disclosed to Buyer in this Agreement, and Seller shall have no liability to Buyer with respect to a breach of any such applicable representation.

     6.   The Closing.
          -----------

          (a)  The Closing Date.  The consummation of the purchase and sale of
               ----------------
the Property (the "Closing") shall occur within 1 business day after the date when all of the conditions in this Section 6 have been satisfied or waived (by the party which such conditions benefit) but in no event later than June 30, 1998. If the Closing Date of June 30, 1998, in the Merger Agreement is extended for any reason, then the June 30, 1998, date in this paragraph shall be extended without further action of the parties to the new closing date of the Merger Agreement, but in such case not later than December 31, 1998. If the Merger Agreement is terminated by Parent or the Merger Agreement is terminated by a final binding judgment (after the passage of all available appeals) this Agreement shall terminate. The date upon which the Closing shall occur is sometimes referred to in this Agreement as the "Closing Date." Closing shall occur through Escrow upon recordation of the Grant Deed (as defined below) and in the customary manner for the consummation of real estate transactions in the County. Seller shall deliver possession of the Property to Buyer on the Closing Date, free and clear of all liens and encumbrances and matters of record (except as permitted by this Agreement).

          (b)  Conditions to Closing.  The failure of a condition for the
               ---------------------
benefit of a Party shall excuse such party's performance. The Closing is subject to and conditioned upon the satisfaction of the following conditions, in addition to any others expressly set forth in this Agreement, by the date specified in the first sentence of subparagraph (a) of this Paragraph 6, as the same may be extended pursuant to the express provisions of this Agreement:

               (1) As a condition to Buyer's obligation, Buyer shall have obtained the unconditional commitment of the Title Company to issue its ALTA form of owner's policy of title insurance (the "Title Policy") in favor of Buyer insuring Buyer as the fee owner of the Property in the amount of $9,000,000, subject to no exceptions except (A) the exceptions approved by Buyer pursuant to Paragraph 4(a) hereof (excluding, however, all deeds of trust, mortgages and liens of any kind for monetary obligations (whether or not any amounts are, in fact, owed), all of which shall be removed by Seller at or prior to the Closing Date), (B) property taxes for the current fiscal year not yet payable and special assessments not delinquent, (C) such other exceptions as may have been approved in writing by Buyer or imposed upon the Property by Buyer, together with such endorsements as Buyer is entitled to receive pursuant to Section 4(a)(2), with reinsurance and direct access agreements as (specified prior to the Inspection Cutoff) required by Buyer.

               (2) As a condition to Buyer's obligation, each and all of the representations and warranties made by Seller in Paragraph 5 hereof shall be true and correct as of the Closing Date in all material respects.

               (3) As a condition to Buyer's obligation, Seller shall have fully performed in all material respects all of the covenants which Seller, pursuant to the terms of this Agreement, has agreed to perform on or prior to the Closing Date.

               (4) As a condition to Seller's obligation, Buyer shall have fully performed in all material respects all of the covenants which Buyer, pursuant to the terms of this Agreement, has agreed to perform on or prior to the Closing Date.

               (5) As a condition to Buyer's and Seller's obligation, the Merger shall have become effective.

               (6)  As a condition to Buyer's and Seller's obligation, either
     (i) Buyer shall have acquired all of the rights of Diversified Opportunities Group Ltd. and Jacobs Entertainment Nevada, Inc. under that certain memorandum of understanding dated October 29, 1997 (the "M.O.U.") or (ii) the M.O.U. shall have been terminated.

               (7) As a condition to Seller's obligation, at Closing Buyer shall either obtain a release of Avis Jansen and the Estate of Norbert Jansen's guarantee of the Company's obligations (i) under the License Agreement dated December 16, 1993 with Holiday Inn Franchising, Inc., and
     (ii) the GIAC Leasing Corporation Master Lease Agreement dated January 9, 1996 in the initial amount of $1,750,000.00 and with the current balance of not greater than $1,200,000.00, or cause Mirage Resorts, Inc. to indemnify such guarantors in an document reasonably satisfactory to Seller against liabilities under such License Agreement and Master Lease Agreement.

          (c)  Deliveries at Closing.  Seller and Buyer shall each deliver to
               ---------------------
the other through Escrow such instruments and funds as are necessary to consummate the purchase and sale of the Property, including the following:

               (1)  Buyer shall deliver to Seller:
                    -----------------------------

                    (A)  the Purchase Price as specified in Paragraph 2 hereof,

               (2)  Seller shall deliver to Buyer:
                    -----------------------------

                    (A) a duly executed and acknowledged grant, bargain and sale deed (the "Grant Deed"), sufficient to invoke Nevada's statutory warranties, and sufficient to convey fee title to the Property to Buyer as required herein,

                    (B) a certificate executed by Seller dated the Closing Date, confirming the accuracy, as of the Closing Date, of each of the representations and warranties made by Seller pursuant to Paragraph 5 hereof, except as otherwise discovered by Buyer prior to the Inspection Cutoff.

                    (C) an affidavit directed to Buyer giving Seller's taxpayer identification number and confirming that Seller is not a "foreign person".

                    (D) a bill of sale in form and substance acceptable to Buyer sufficient to convey Seller's interest in any personal property included within the Property.

                    (E) certified copies of appropriate instruments as designated by Buyer at least 15 days prior to the Inspection Cutoff in form reasonably acceptable to Buyer including copies of the leases, subleases, concession agreements, agreements and commitments referenced in exhibits to this Agreement, and estoppel certificates (to the extent obtained prior to the Inspection Cutoff) in form satisfactory to Buyer executed by all of the parties to any leases, subleases, concession agreements, contracts or other commitments referenced in exhibits to this Agreement certifying that such instruments are complete and in full force and effect, attaching complete sets of relevant documentation, confirming the absence of any material defaults, and such other matters as may be reasonably requested by Buyer.

                    (F) such other instruments and documents as may be reasonably required for Seller to perform its obligations hereunder (including without limitation documents of assignment) or as may be reasonably required by Escrow Holder or the Title Company.

          (d)  Simultaneous Delivery; Conditions Concurrent.  All documents and
               --------------------------------------------
other items to be delivered at the Closing shall be deemed to have been delivered simultaneously, and no delivery shall be effective until all such items have been delivered.

          (e)  Failure of Condition.  Either party may waive, in writing, any
               --------------------
condition to Closing which is for the benefit of such party. If a condition to Closing is not satisfied or waived, the party whose obligation was subject to such condition may cancel this Agreement, in which case neither party shall have any further obligations to the other hereunder, except as otherwise specified herein; provided, however, that notwithstanding anything to the contrary herein, such cancellation shall be without prejudice to the canceling party's other rights and remedies if the failure of condition was due to the other party's breach of this Agreement.

     7.   Buyer's Access.
          --------------

          Buyer and its authorized agents shall have full and complete access to the Property at all reasonable times (but in a manner to minimize disruption) prior to the Closing for any lawful purpose, including without limitation, in order to make (at Buyer's sole cost and expense) such inspections, investigations, inquiries, surveys, studies, tests, borings, wells, soil gas surveys, site analyses and tests, and to erect such signs, as Buyer, in its sole and absolute discretion, shall deem necessary or appropriate. Buyer shall indemnify, defend and hold harmless Seller and the Property from and against any loss, liability, claim or expense (including reasonable attorneys' fees and court costs) for property damage, death, or personal injury to the extent caused by Buyer's exercise of such access rights. In the event that Buyer's investigation requires any investigation beneath the surface of the ground or the use of heavy machinery, Buyer will name Seller as an additional insured on a $2,000,000 liability policy in commercially reasonable form as selected by Buyer.

     8.   Condemnation and Casualty.  Seller shall promptly notify Buyer of any
          -------------------------
condemnation proceeding filed or any casualty to the Property occur

          (a)  Condemnation.  If any condemnation proceeding filed prior to the
               ------------
Closing may result in the loss of all or more than 10% of the land area of the Property, then this Agreement and the Escrow shall, at Buyer's sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the close of Escrow, Buyer shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Buyer's written notice to Seller and Escrow Agent delivered within five (5) days after receipt by Buyer of notice of such condemnation, and all obligations, duties, rights and entitlement of Seller and Buyer shall terminate. If the condemnation is 10% or less of the land area, Seller shall assign all condemnation proceeds to Buyer at Closing.

          (b)  Casualty.  In the event of fire, casualty or any other damage of
               --------
any kind whatsoever (insured or uninsured) to the Property which costs Two Million Dollars ($2,000,000.00) or more to repair, replace or remediate, Buyer may upon written notice to Seller and Escrow Agent terminate this Agreement and Escrow and all obligations, duties, rights and entitlement of Seller and Buyer shall terminate. If any such occurrence costs less than Two Million Dollars ($2,000,000.00) to repair, replace or remediate, or if Buyer does not elect to terminate this Agreement and the Escrow, then Seller shall assign all available insurance proceeds to Buyer (and Buyer shall receive a credit against the Purchase Price for any such proceeds that are received and retained by any creditor of Seller and for the amount of any deductible and any uninsured or underinsured loss), and the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement. Upon execution of this Agreement Seller shall obtain the proper indorsements to all existing policies insuring the above described risks naming Buyer as an additional insured.

     9.   Costs and Prorations.
          --------------------

          Costs.  Costs of the Closing and Escrow shall be allocated as follows:
          -----

          Seller shall Pay:  (1)  the costs of preparing and recording the Grant
          ----------------
Deed and all other documents to be recorded at the Closing, (2) all Federal, state and local documentary transfer, stamp, excise, sales and other taxes, if any, imposed in connection with the transfer of the Property, (3) all trustee's and other fees in connection with any deeds of trust which shall be reconveyed at Closing, and any other expenses of placing title in proper condition, (4) the cost of the title insurance examination and the premiums for the CLTA premium portion of an ALTA Owner's Title Policy in the amount of $9,000,000 , and (5) one-half of the fee, if any, of the Escrow Holder and one-half of the costs of the Escrow.

          Buyer shall Pay:  (1)  one-half of the fee, if any, of the Escrow
          ---------------
Holder and the one-half of the costs of Escrow, (2) the cost of the updated Survey, and (3) that portion of the ALTA title policy fee in excess of the cost of CLTA coverages and the cost of endorsements thereto..

All other costs, if any, shall be apportioned in the customary manner for real estate transactions in the County.

          Prorations.  Property taxes, security deposits, special improvement
          ----------
district charges and special assessments and utility charges and rents (excluding rents on those leases and licenses for which the Company has collected rents for the past 6 months, but including rent under the lease with the Company which under the M.O.U. is deferred, but that prorated deferral shall not exceed $40,000 per month in the period of November 1, 1997 through Closing, which Buyer shall cause the Company to pay at Closing if it occurs) shall be prorated between Buyer and Seller as of the Closing Date. Said prorations shall be based on a thirty (30) day month and a three hundred sixty (360) day year.
In the event that the actual property taxes payable in respect of the Property are not ascertainable as of the Closing Date, then the parties will prorate such taxes on the basis of the latest available tax bill and will make such post-Closing adjustment as may be necessary when the actual taxes are determined.
All taxes relating to periods prior to the Closing shall be paid by Seller. Seller shall pay any supplemental tax bills or taxes or assessments levied by the taxing authorities or received subsequent to the Closing Date to the extent applicable to periods or attributable to facts or circumstances arising prior to the Closing Date, or which are otherwise excepted from coverage under the Title Policy, and Seller hereby indemnifies and agrees to defend, protect and hold Buyer harmless from any such supplemental assessments or taxes and any late charges or penalties associated therewith. Assessments and bonds, either general or special, for improvements completed prior to the Closing, and other governmental charges, whether matured or unmatured, shall be paid current and prorated as of the Closing. Seller shall deliver to Buyer, or grant a credit to Buyer at Closing, the amount of all security deposits received from tenants, occupants and licensees by Seller under any agreement with respect to the Property. Although the parties hereto do not believe that any termination consideration is payable to the tenant under the lease referenced in item 1 to Exhibit B hereto, in the event that a payment is required to be made pursuant to the terms of Section 6 of such lease to the tenant thereunder, Seller shall at the option of Buyer either reimburse Buyer upon demand of Buyer for such amount or make such payment directly to such tenant.

     10.  Operation of the Property Prior to Closing.  During the period from
          ------------------------------------------
the date of this Agreement to the Closing Date (the "Interim Period") Seller shall, at its expense, comply with all Applicable Laws and Restrictions respecting the Property or the possession, use, occupancy or operation thereof except to the extent maintenance and repairs are the responsibility of the Company under its lease of portions of the Property. Seller shall deliver the Property to Buyer free of all occupants and of any known claims to possession other than those listed on Exhibit C hereto and in condition at least equivalent in quality to that existing as of Buyer's execution hereof, less reasonable wear and tear, and except to the extent maintenance and repairs are the responsibility of the Company under its lease of portions of the Property. Notwithstanding anything to the contrary herein, during the Interim Period Seller shall not: (i) enter into any new lease or occupancy agreement, or any other agreement or contract relating to the Property, or modify any of the foregoing agreements or other contracts which now exist or (ii) permit or acquiesce in any prescriptive or similar right in or to the Property, or (iii) cause, permit or suffer any encumbrance, easement or other matter affecting the Property to become of record, in each case without the prior written consent of Buyer.

     11.  The Escrow.
          ----------

          (a)  Opening of Escrow.  Within five (5) days after mutual execution
               -----------------
of this Agreement, the parties shall open an escrow (the "Escrow") with Nevada Title Company, Attention: Troy Lochhead ("Escrow Holder"). The Opening of Escrow shall be deemed to have occurred when Buyer and Seller have delivered a signed copy of this Agreement to the Escrow Holder.

          (b)  Additional Provisions.  The Escrow Holder's rights and
               ---------------------
obligations shall be further specified by such additional terms and provisions acceptable to Buyer and Seller as said Escrow Holder customarily requires in real property escrows administered by it. In the event of any inconsistency between this Agreement and any additional escrow instructions executed by the parties, this Agreement shall be controlling. The failure of any party to execute any additional instructions shall in no way diminish or invalidate the enforceability of this Agreement.

     12.  Defaults.  If Seller breaches or fails to perform fully the terms of
          --------
this Agreement, Buyer may, at its option, exercise every right and remedy available at law, in equity, or hereunder, including but not limited to the right to: (i) cancel this Agreement and recover from Seller any and all reasonable expenses paid or incurred by Buyer in connection with this Agreement,
(ii) proceed with the Closing hereunder, reserving all of Buyer's rights to thereafter recover actual and consequential damages arising from Seller's breach, or (iii) enforce Buyer's right to specific performance of Seller's obligations hereunder and related injunctive relief, and to record a lis pendens
                                                                     --- -------
against the Property in connection therewith. Seller acknowledges that Buyer has rigorous internal guidelines regarding the suitability of a site and that Buyer has selected the Property as a potential site after careful analysis of a number of factors, including, without limitation, the geographic location, and ingress and egress. Accordingly, Seller acknowledges and agrees that the Property is unique for Buyer's purposes, that monetary damages alone would not adequately compensate Buyer for Seller's breach of its obligation to convey the Property to Buyer hereunder, and that if Buyer seeks specific performance of this Agreement, Buyer shall be entitled to an order of the court enforcing this Agreement without any need to make a further showing that the Property is unique or that Buyer's damages are liquidated and not speculative, or that other remedies are impracticable, unavailable, ineffective or inadequate. Seller acknowledges that if Buyer seeks injunctive relief, the same may be fashioned in a mandatory or prohibitive manner, and Seller hereby waives any right, at law or in equity, to demand the posting of a bond or other security by Buyer as a condition to the continuation, of record, of any lis pendens which Buyer may
                                                 --- -------
file.

     13.  Miscellaneous.
          -------------

          (a)  Assignability.  Buyer shall have the absolute and unconditional
               -------------
right at any time and from time to time to assign any and all of its rights hereunder to any person or entity, but no such assignment shall relieve Buyer of its obligations hereunder.

          (b)  Entire Agreement.  This Agreement together with the exhibits
               ----------------
hereto embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or parol agreements existing between Seller and Buyer relative to the subject matter hereof which are not expressly set forth herein or therein and covered hereby or thereby.

          (c)  Headings/Construction.  The headings contained in this Agreement
               ---------------------
are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Unless otherwise expressly provided, the words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. This Agreement has been the subject of negotiation between the parties hereto, and shall be deemed to have been jointly prepared by the parties. Accordingly, this Agreement shall be construed simply and in accordance with its fair meaning, and not strictly for or against either of the parties.

          (d)  Pronouns.  All pronouns and any variations thereof shall be
               --------
deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

          (e)  Notice.  Any notice required or permitted to be delivered
               ------
hereunder shall be in writing and shall be deemed received upon personal delivery to the address set forth below of the party to whom the notice is directed or, if sent by mail, three (3) business days following its deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the address set forth below of the party to whom the notice is directed or by facsimile properly addressed and sent to the facsimile numbers set forth below. Notice by facsimile shall be deemed received when delivery is electronically confirmed. The respective addresses for notice of the parties are:

     BUYER:    Restaurant Ventures of Nevada, Inc.      copy to: Daniel R. Lee
               ATTN: Bruce A. Leslie, President                  P.O. Box 7777
               BERNHARD & LESLIE, CHTD.                          Las Vegas, NV 89177
               3980 Howard Hughes Parkway . Suite 550            Facsimile: (702) 792-7628
               Las Vegas, NV 89019
               Facsimile: (702) 650-2995

               additional copy to: Irell & Manella LLP
                                   1800 Avenue of the Stars, Suite 900
                                   Los Angeles, California  90067
                                   Facsimile:  (310) 203-7199
                                   Attention: C. Kevin McGeehan

     SELLER:   Avis Jansen, Trustee                     copy to: Barry S. Goold, Esq.
               978 Bel Air Circle                                GOOLD, PATTERSON,
               Las Vegas, NV 89109                               DeVORE & RONDEAU
               _____________________                             4496 S. Pecos Road
               (FAX)                                             Las Vegas, NV 89121
                                                                 Facsimile: (702) 436-2650

     Any party or other person to whom notice is to be given hereunder may change its address for notice by notice given pursuant to this subparagraph (e).

          (f)  Brokers.  Buyer and Seller each represent and warrant to the
               -------
other that they have not used the services of any broker or finder who may be owed a commission in connection with this transaction.

          (g)  Nevada Law.  Except to the extent otherwise expressly agreed in
               ----------
writing in any other document executed by Buyer and Seller, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to agreements made between Nevada domiciliaries to be performed wholly within the State of Nevada.

          (h)  General.  If any one or more of the provisions contained in this
               -------
Agreement (other than provisions going to the essence hereof) shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the remainder of the provisions of this Agreement shall continue in full force and effect without impairment. Time is of the essence in this Agreement. No waiver of any covenant, condition or provision of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any subsequent breach whether of the same or another provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, assigns and successors in interest and without limiting the generality of the foregoing, upon the making of distributions by or from the Trust (and only to the extent of such distributions) all obligations of Seller hereunder shall be binding upon all beneficiaries of Seller. The provisions of this Agreement may not be amended or altered except by a written instrument duly executed by each of the parties hereto.

          (i)  Further Assurances.  Each of the parties shall execute such other
               ------------------
and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement. The provisions of this subparagraph (i) shall survive the Closing and the termination of this Agreement. Within 5 days after the request of Buyer, the parties will execute and acknowledge in form reasonably satisfactory to Buyer a memorandum of this Agreement for recordation.

          (j)  Attorneys' Fees.  In the event that either party hereto brings
               ---------------
any action or files any proceeding to determine or enforce its rights under this Agreement or as a consequence of any breach by the other party hereto of its obligations hereunder, or in connection with any other matter relating to the transaction which is the subject matter hereof, the prevailing party in such action or proceeding shall, in addition to any other relief to which it may be entitled, recover from the losing party all of the prevailing party's reasonable attorneys' fees and costs and expenditures (including, without limitation, experts' and consultants' professional fees) incurred in each and every such proceeding or other action, including any and all new trials, appeals, petitions and subsequent proceedings. The provisions of this subparagraph (j) shall survive the Closing and the termination of this Agreement.

          (k)  Time Periods.  As used in this Agreement, (1) a "day" is a
               ------------
calendar day and (2) a "business day" is a calendar day other than a Saturday or Sunday upon which (A) the Office of the County Recorder of the County is open and accepting documents for recording, (B) the United States Postal Service is delivering first class mail, and (C) banks in the County are generally open for business. If, pursuant to this Agreement, a party must act by a particular time, or an act is effective only if done by a particular time, and the last date for the doing or effectiveness of such act falls upon a day other than a business day, the time for the doing or effectiveness of such act shall be extended to the next succeeding business day.

          (l) Confidentiality. Except to the extent disclosure is made by Buyer, or required to be made by any party under securities, gaming or other applicable laws, the Seller agrees to keep the terms of this Agreement confidential.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                    "BUYER"

                         RESTAURANT VENTURES OF NEVADA, INC.,
                         a Nevada corporation

                         By: /s/ Bruce A. Leslie
                             _________________________________
                             Bruce A. Leslie, President


                    "SELLER"

                         AVIS JANSEN, as sole trustee of the Norbert W. Jansen and Avis Jansen Family Trust Dated July 14, 1993

                         By: /s/ Avis Jansen
                             _________________________________
                             Avis Jansen, Trustee

Avis Jansen, as an individual, joins in with "SELLER" in agreeing to sell to Buyer on the terms of the above Agreement (all of which terms are hereby incorporated by reference, including the representations and warranties therein as to when she joins in individually) and agrees to transfer and convey on such terms the interest, if any, she holds, or in the future may hold, in any of the Property as defined in the Agreement. Further, if at any time an interest to the Property is owned or claimed by the Estate of Norbert W. Jansen (the "ESTATE"), Avis Jansen as Executrix of the Estate shall take all actions as are necessary to transfer that interest to the Buyer without additional cost or expense to Buyer.


                         /s/ Avis Jansen
                         _________________________
                         Avis Jansen, as an individual and as
                         Executrix of the Estate of Norbert W. Jansen

     GUARANTY UNDER THE AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS DATED DECEMBER 22, 1997 ("AGREEMENT") BETWEEN AVIS JANSEN AS SOLE TRUSTEE (AND INDIVIDUALLY) ("SELLER") AND RESTAURANT VENTURE OF NEVADA, INC.

     Mirage Resorts, Incorporated, a Nevada corporation, at the request of Seller, hereby guarantees to Seller the performance of all of the obligations of the Buyer to the Seller under the Agreement. This guaranty shall automatically and contemporanously terminate as Buyer's obligations or performances under the Agreement cease or are excused, but in no event later than December 31, 1998. This guaranty shall be personal to Seller and may not be transferred or assigned.


                         MIRAGE RESORTS, INCORPORATED


                         By: /s/ Daniel R. Lee
                             _________________________
                             Daniel R. Lee
                             Its: Chief Financial Officer

                                                   ESCROW NUMBER: 97-12-1086 BLS


                                  EXHIBIT "A"
                               LEGAL DESCRIPTION

PARCEL 1:
---------

A PORTION OF THE NORTHEAST QUARTER (NE 1/4) OF THE SOUTHEAST QUARTER (SE 1/4) OF
SECTION 20, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B. & M., MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE EAST QUARTER (E 1/4) CORNER OF SECTION 20, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B. & M.; THENCE NORTH 88 DEGREES 44'24" WEST, 110.02 FEET TO A POINT ON THE WEST RIGHT-OF-WAY LINE OF U.S. HIGHWAY NO. 91 SOUTH; THENCE SOUTH 0 DEGREES 02'15" WEST ALONG SAID RIGHT-OF-WAY LINE, 215.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING SOUTH 0 DEGREES 02'15" WEST, 150.00 FEET TO A POINT; THENCE NORTH 89 DEGREES 57'47" WEST, 167.00 FEET TO A POINT; THENCE NORTH 0 DEGREES 02"15" EAST, 150.00 FEET TO A POINT; THENCE SOUTH 89 DEGREES 57'47" EAST, 167.00 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL 2A:
----------

THE SOUTH 150.00 FEET OF THE WEST 72.00 FEET OF THE EAST 239.03 FEET, SAID DISTANCES BEING MEASURED ALONG OR PARALLEL WITH THE NORTH AND EAST LINES OF THAT PORTION OF SECTION 20, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B. & M., IN THE COUNTY OF CLARK, STATE OF NEVADA, DESCRIBED AS FOLLOWS:

COMMENCING AT THE EAST QUARTER (E 1/4) CORNER OF SAID SECTION 20; THENCE ALONG THE EAST LINE OF SAID SECTION, NORTH 0 DEGREES 50'24" WEST, 30.01 FEET TO THE SOUTHEAST CORNER OF THE LAND DESCRIBED IN THE DEED TO HOWARD J. WERNER, RECORDED MARCH 4, 1959, AS DOCUMENT NO. 153963 OF OFFICIAL RECORDS OF SAID COUNTY; THENCE ALONG THE SOUTH LINE OF SAID LAND, NORTH 88 DEGREES 57'30" WEST, 109.76 FEET TO A POINT IN THE WEST LINE OF U.S. HIGHWAY NO. 91; THENCE ALONG SAID WEST LINE SOUTH 0 DEGREES 02'15" WEST, 215.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG THE SAID WEST LINE, SOUTH 0 DEGREES 02'15" WEST, 180.00 FEET; THENCE NORTH 88 DEGREES 57'47" WEST, 600.00 FEET; THENCE NORTH 0 DEGREES 02'15" WEST, 180.00 FEET; THENCE SOUTH 88 DEGREES 57'47" EAST, 600.00 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL 2B:
----------

A NON EXCLUSIVE EASEMENT FOR ROAD AND INCIDENTAL PURPOSES OVER THE SOUTH 28.00 FEET OF THE NORTH 30.00 FEET OF THE EAST 293.03 FEET OF THAT PORTION OF SECTION 20, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B. & M., IN THE COUNTY OF CLARK, STATE OF NEVADA, DESCRIBED AS FOLLOWS:

COMMENCING AT THE EAST QUARTER CORNER OF SAID SECTION 20;

THENCE ALONG THE EAST LINE OF SAID SECTION, NORTH 0 DEGREES 50'24" WEST, 30.01 FEET TO THE SOUTHEAST CORNER OF THE LAND DESCRIBED IN THE DEED TO HOWARD J. WERNER, RECORDED MARCH 4, 1959 AS DOCUMENT NO. 153963 OF OFFICIAL RECORDS OF SAID COUNTY;

THENCE ALONG THE SOUTH LINE OF SAID LAND, NORTH 88 DEGREES 57'30" WEST, 109.76 FEET TO A POINT IN THE WEST LINE OF U.S. HIGHWAY NO. 91;

                                           ESCROW NO. 97-12-1086 BLS

                               LEGAL DESCRIPTION

THENCE ALONG SAID WEST LINE, SOUTH O DEGREES 02'15" WEST, 215.00 FEET TO THE TRUE POINT OF BEGINNING;

THENCE CONTINUING ALONG THE SAID WEST LINE, SOUTH 0 DEGREES 02'15" WEST, 180.00 FEET;

THENCE NORTH 88 DEGREES 57'47" WEST, 600.00 FEET;

THENCE NORTH 0 DEGREES 02'15" EAST, 180.00 FEET;

THENCE SOUTH 88 DEGREES 57'47" EAST, 600.00 FEET TO THE TRUE POINT OF BEGINNING.

EXCEPT ANY PORTION OF SAID EASEMENT LYING OVER THE LANDS DESCRIBED IN THE DEED TO THE GULF OIL CORPORATION OF CALIFORNIA, A DELAWARE CORPORATION, RECORDED DECEMBER 30, 1960 AS DOCUMENT NO. 222932 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL 3A:
----------

THE SOUTH 150.00 FEET OF THE WEST 71.97 FEET OF THE EAST 373.00 FEET, SAID DISTANCES BEING MEASURED ALONG OR PARALLEL WITH THE NORTH AND EAST LINES OF THAT PORTION OF SECTION 20, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B. & M., DESCRIBED AS FOLLOWS:

COMMENCING AT THE EAST QUARTER CORNER OF SAID SECTION 20;

THENCE ALONG THE EAST LINE OF SAID SECTION, NORTH 0 DEGREES 50'24" WEST, 30.01 FEET TO THE SOUTHEAST CORNER OF THE LAND DESCRIBED IN THE DEED TO HOWARD J. WERNER, RECORDED MARCH 4, 1959, AS DOCUMENT NO. 153963 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA RECORDS;

THENCE ALONG THE SOUTH LINE OF SAID LAND, NORTH 88 DEGREES 57'30" WEST, 109.76 FEET TO A POINT IN THE WEST LINE OF U.S. HIGHWAY NO. 91;

THENCE ALONG SAID WEST LINE, SOUTH 0 DEGREES 02'15" WEST, 215.00 FEET TO THE TRUE POINT OF BEGINNING;

THENCE CONTINUING ALONG THE SAID WEST LINE, SOUTH 0 DEGREES 02'15" WEST, 180.00 FEET;

THENCE NORTH 88 DEGREES 57'47" WEST, 600.00 FEET;

THENCE NORTH 0 DEGREES 02'15" EAST, 180.00 FEET;

THENCE SOUTH 88 DEGREES 57'47" EAST, 600.00 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL 3B:
----------

A NON EXCLUSIVE EASEMENT FOR ROAD AND INCIDENTAL PURPOSES OVER THE SOUTH 28.00 FEET OF THE NORTH 30.00 FEET OF THE EAST 373.00 FEET OF THAT PORTION OF SECTION 20, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B. & M., IN THE COUNTY OF CLARK, STATE OF NEVADA, DESCRIBED AS FOLLOWS:

                                                       ESCROW NO. 97-12-1086 BLS

                               LEGAL DESCRIPTION

COMMENCING AT THE EAST QUARTER CORNER OF SAID SECTION 20;

THENCE ALONG THE EAST LINE OF SAID SECTION, NORTH 0 DEGREES 50'24" WEST, 30.01 FEET TO THE SOUTHEAST CORNER OF THE LAND DESCRIBED IN THE DEED TO HOWARD J. WERNER, RECORDED MARCH 4, 1959 AS DOCUMENT NO. 153963 OF OFFICIAL RECORDS OF SAID COUNTY;

THENCE ALONG THE SOUTH LINE OF SAID LAND, NORTH 88 DEGREES 57'30" WEST, 109.76 FEET TO A POINT IN THE WEST LINE OF U.S. HIGHWAY NO. 91;

THENCE ALONG SAID WEST LINE, SOUTH 0 DEGREES 02'15" WEST, 215.00 FEET TO THE TRUE POINT OF BEGINNING;

THENCE CONTINUING ALONG THE SAID WEST LINE, SOUTH 0 DEGREES 02'15" WEST, 180.00 FEET;

THENCE NORTH 88 DEGREES 57'47" WEST, 600.00 FEET;

THENCE NORTH 0 DEGREES 02'15" EAST, 180.00 FEET;

THENCE SOUTH 88 DEGREES 57'47" EAST, 600.00 FEET TO THE TRUE POINT OF BEGINNING.

EXCEPT ANY PORTION OF SAID EASEMENT LYING OVER THE LANDS DESCRIBED IN THE DEED TO THE GULF OIL CORPORATION OF CALIFORNIA, A DELAWARE CORPORATION, RECORDED DECEMBER 30, 1960 AS DOCUMENT NO. 222932 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.